Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: October 29, 2026

Catalyst Bancorp, Inc. Announces 2026 Third Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported net income of $978,000, or $0.27 per diluted common share (“diluted EPS”), for the third quarter of 2026, up $454,000, or 87%, compared to net income of $524,000, or $0.14 diluted EPS, for the second quarter of 2026.

Quarterly Highlights

●	On July 14, 2026, the Company completed the acquisition of Lakeside Bancshares, Inc. and its subsidiary, Lakeside Bank (collectively referred to as “Lakeside”). At acquisition, Lakeside had total assets of $379.5 million, including loans of $226.8 million, and deposits of $284.2 million. Lakeside’s shareholders received $19.58 per share in cash, or $41.1 million in aggregate.

●	Net income for 2026 includes certain expenses related to Lakeside’s merger with and into the Company and the Bank. These expenses are referred to as “merger-related expenses” and totaled $883,000, after-tax, for the third quarter of 2026, compared to $101,000, after-tax, for the second quarter of 2026.

●	Excluding merger-related expenses, non-GAAP net income totaled $1.9 million, or $0.51 non-GAAP diluted EPS, non-GAAP return on average assets was 1.24% and non-GAAP return on average tangible common equity was 11.05% for the third quarter of 2026. See “Non-GAAP Reconciliation” below.

●	The Company recorded a $261,000 reversal of provision for credit losses for the third quarter of 2026, compared to a $104,000 reversal for the second quarter of 2026. The reversals were primarily related to a decline in construction and land loans during both periods and improvements in originated classified commercial real estate loans during the second quarter of 2026.

From the CEO

“Significant economic momentum is building across Louisiana, highlighted most recently by the announcement of SpaceX’s plan to invest $100 billion to build its largest launch facility in Vermilion Parish,” said Joe Zanco, President and Chief Executive Officer of the Company and Bank. “Given our acquisition of Lakeside, we now flank the largest capital investment in Louisiana history on both sides.  Our team is focused on ensuring we play a key role in helping local businesses grow as the economy in the south central and southwest regions of our state is transformed by this and other economic development wins.”

“Our progress integrating Lakeside has gone even better than expected to date,” continued Zanco.  “As illustrated by our third quarter performance, with only two and a half months of combined operations and a systems conversion to come, our profitability has increased substantially.  Following our November systems conversion, we’ll see further cost savings as we consolidate back-office operations.”

The Company remains committed to maintaining open and transparent communication with its shareholders throughout the year. As part of this commitment, the Company is taking a proactive approach to shareholder engagement, creating opportunities for ongoing dialogue beyond the annual meeting and proxy season. These conversations provide an opportunity to better understand shareholder perspectives, address questions and ensure investors have a clear understanding of the Company's strategy, priorities and long-term objectives. The Company believes that meaningful, year-round engagement is an important component of sound corporate governance and its commitment to building long-term shareholder value.

Acquisition of Lakeside Bancshares, Inc.

On July 14, 2026, the Company completed the acquisition of Lakeside Bancshares, Inc. and its subsidiary, Lakeside Bank. Since then, our team has been working very effectively to integrate Lakeside into Catalyst.  While some anticipated cost savings were realized upon the closing of the merger, the majority of anticipated savings are expected to be achieved following our planned November systems conversion. We are pleased with the progress of the Lakeside integration and the performance of our Acadiana and Southwest Louisiana markets to date.

Deploying capital via mergers and acquisitions has always been part of our capital planning. In fact, we have built our leadership team with bankers who have had meaningful success growing earnings and franchise value through acquisitions.  That said, our approach to potential merger opportunities is highly cautious given the risks and effort required to successfully integrate a deal. We have maintained a disciplined approach to evaluating growth opportunities over the past five years, pursuing only those that we believe offer an appropriate balance of risk and return and enhance long-term shareholder value.

As it relates to the Lakeside acquisition, we ran extensive modeling to determine the financial impact of the transaction and if acquiring the company was more or less advantageous to long-term shareholder value versus simply repurchasing our shares.  Our modeling reveals a compelling case for investing our capital, time and energy into acquiring Lakeside.

Loans

Loans totaled $383.5 million at September 30, 2026, up $220.7 million, or 136%, from June 30, 2026. As of the acquisition date, Lakeside had total loans of $226.8 million. Since acquisition, acquired loan balances declined primarily due to pay-downs on commercial real estate and one- to four-family residential loans.

The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated. Loans are further segmented as either originated or acquired and presented in total. Originated loans were underwritten and funded by the Company, while acquired loans were obtained through the Lakeside acquisition and were recorded at their estimated fair value plus the estimated allowance for credit losses. The acquired loan balances reflect unpaid principal net of estimated interest rate fair value discounts and premiums.

(Dollars in thousands)	9/30/2026	6/30/2026	Change
Originated loans
Real estate
One- to four-family residential	$76,777	$76,699	$78	-%
Commercial real estate	47,147	37,426	9,721	26
Construction and land	9,049	15,943	(6,894)	(43)
Multi-family residential	4,759	4,724	35	1
Total real estate loans	137,732	134,792	2,940	2
Other
Commercial and industrial	28,232	26,256	1,976	8%
Consumer	2,165	1,737	428	25
Total other loans	30,397	27,993	2,404	9
Total originated loans	$168,129	$162,785	$5,344	3
Acquired loans
Real estate
One- to four-family residential	$43,116	$-	$43,116	-%
Commercial real estate	118,483	-	118,483	-
Construction and land	13,340	-	13,340	-
Multi-family residential	18,247	-	18,247	-
Total real estate loans	193,186	-	193,186	-
Other
Commercial and industrial	18,756	-	18,756	-%
Consumer	3,462	-	3,462	-
Total other loans	22,218	-	22,218	-
Total acquired loans	$215,404	$-	$215,404	-
Total loans
Real estate
One- to four-family residential	$119,893	$76,699	$43,194	56%
Commercial real estate	165,630	37,426	128,204	343
Construction and land	22,389	15,943	6,446	40
Multi-family residential	23,006	4,724	18,282	387
Total real estate loans	330,918	134,792	196,126	146
Other
Commercial and industrial	46,988	26,256	20,732	79%
Consumer	5,627	1,737	3,890	224
Total other loans	52,615	27,993	24,622	88
Total loans	$383,533	$162,785	$220,748	136

During the third quarter of 2026, originated construction loans decreased primarily due to the conversion of a $4.8 million hospital construction loan to an amortizing commercial real estate loan and the payoff of a $4.8 million originated multi-family construction loan. These decreases were partially offset by advances on existing construction loans.

Excluding the impact of the hospital construction loan conversion, growth in originated commercial real estate loans during the third quarter of 2026 was driven primarily by $2.7 million of loan production from our new lending team in Southwest Louisiana and $2.2 million of net loan growth from our Acadiana market.

Growth in originated commercial and industrial loans was concentrated in the Acadiana market during the third quarter of 2026. Approximately 65% of the originated commercial and industrial loan portfolio is attributable to borrowers who primarily provide services to the oil and gas industry, which largely includes equipment rentals and manufacturing.

Credit Quality and Allowance for Credit Losses

At September 30, 2026, non-performing loans (“NPLs”) totaled $4.4 million, up $2.1 million, or 91%, compared to NPLs of $2.3 million at June 30, 2026. The increase in NPLs was primarily driven by a purchased credit deteriorated commercial real estate loan acquired through the Lakeside acquisition. At September 30, 2026, the loan’s net amortized cost totaled $2.0 million and the specific allowance for credit losses totaled $969,000.

At September 30, 2026, the allowance for credit losses on loans totaled $5.6 million, or 1.47% of total loans, compared to $2.2 million, or 1.34% of total loans, at June 30, 2026. As of the closing date of the Lakeside acquisition, the Company recorded a $3.6 million addition to the allowance for credit losses on loans, of which $969,000 was attributable to loans acquired with credit deterioration. The Company applied the gross-up approach to all acquired loans, which resulted in no impact to earnings and the recognition of the acquired loans at their estimated fair value plus the estimated allowance for credit losses.

The Company recorded a $261,000 reversal of provision for credit losses for the third quarter of 2026, compared to a $104,000 reversal for the second quarter of 2026. The reversal of expected credit losses in the third quarter of 2026 was largely driven by the decline in originated construction and land loan balances discussed previously. Similarly, the reversal of expected credit losses in the second quarter of 2026 was largely driven by a decline in construction and land loan balances as a result of a $5.0 million construction loan converting to an amortizing commercial real estate loan and a decline in the amount of classified commercial real estate loans during the second quarter of 2026.

Net loan recoveries totaled $8,000 during the third quarter of 2026, compared to net loan charge-offs of $1,000 during the second quarter of 2026.

Investment Securities

Total investment securities were $123.9 million, or 19.6% of total assets, at September 30, 2026, up $56.9 million, or 84.8%, compared to June 30, 2026. The Company acquired investment securities with an estimated fair value of $115.9 million as a result of the Lakeside acquisition and subsequently sold $56.0 million of the acquired portfolio on the acquisition date. A portion of the sales proceeds were redeployed into fixed-rate mortgage-backed securities. The securities remaining from the Lakeside acquisition and securities subsequently purchased during the third quarter of 2026 were classified as available-for-sale, totaled $59.5 million, and had a weighted average yield of 4.63% as of September 30, 2026.

Deposits

Total deposits were $475.5 million at September 30, 2026, up $279.2 million, or 142%, from June 30, 2026 primarily due to the impact of the Lakeside acquisition. The ratio of the Company’s total loans to total deposits was 81% and 83% at September 30 and June 30, 2026, respectively.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(Dollars in thousands)	9/30/2026	6/30/2026	Change
Non-interest-bearing demand deposits	$89,292	$35,346	$53,946	153%
Interest-bearing demand deposits	98,377	32,667	65,710	201
Money market	50,933	9,248	41,685	451
Savings	81,306	64,386	16,920	26
Certificates of deposit	155,638	54,742	100,896	184
Total deposits	$475,546	$196,389	$279,157	142

At September 30, 2026, the weighted average term to maturity for total certificates of deposit was approximately five months. Total public fund deposits were $76.0 million, or 16% of total deposits, at September 30, 2026, compared to $27.4 million, or 14% of total deposits, at June 30, 2026. The increase in public funds was also primarily due to the Lakeside acquisition.

Capital and Share Repurchases

At September 30, 2026, consolidated shareholders’ equity totaled $82.0 million, or 13.0% of total assets, compared to $82.5 million, or 28.5% of total assets at June 30, 2026. The decline in the ratio of total equity to total assets was mainly due to the increase in the Company’s total assets as a result of the Lakeside acquisition.

Share repurchases have played, and are likely to continue to play, a key role in our capital planning.  Since the announcement of our first share repurchase plan on January 26, 2023 and through September 30, 2026, the Company has repurchased a total of 1,261,549 shares of its common stock, or 24% of the common shares originally issued, at an average cost per share of $12.22.

The Company repurchased 5,640 shares of its common stock at an average cost per share of $17.96 during the third quarter of 2026, compared to 24,206 shares at an average cost per share of $16.20 during the second quarter of 2026. During the fourth quarter of 2025, the Company announced its sixth share repurchase plan (the “November 2025 Repurchase Plan”), under which it may purchase up to 205,000 shares, representing approximately 5% of the Company’s outstanding common stock. At September 30, 2026, an additional 142,451 shares of the Company’s common stock were available for repurchase under the November 2025 Repurchase Plan.

Net Interest Income

The net interest margin for the third quarter of 2026 was 3.73%, down 13 basis points compared to the prior quarter primarily driven by a shift in the mix of our interest-earning assets and acquired borrowings as a result of the Lakeside acquisition. Net interest income for the third quarter of 2026 was $5.2 million, up $2.6 million, or 99%, compared to the second quarter of 2026. Net interest income for the third quarter of 2026 included net accretion of estimated interest rate fair value marks of $298,000 on acquired loans, $144,000 on acquired certificates of deposit, and $50,000 on acquired borrowings.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	9/30/2026			6/30/2026
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate(TE)	Average Balance	Interest	Average Yield/ Rate(TE)
INTEREST-EARNING ASSETS
Loans receivable(1)	$355,106	$5,914	6.61%	$163,650	$2,686	6.58%
Investment securities(2)	124,034	1,182	3.83	69,732	567	3.28
Other interest-earning assets	70,342	636	3.59	36,157	331	3.67
Total interest-earning assets	$549,482	$7,732	5.59	$269,539	$3,584	5.34
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$209,184	$810	1.54%	$106,757	$512	1.92%
Certificates of deposit	149,164	1,114	2.96	56,097	407	2.91
Total interest-bearing deposits	358,348	1,924	2.13	162,854	919	2.26
Borrowings	67,463	656	3.89	9,773	74	3.02
Total interest-bearing liabilities	$425,811	$2,580	2.41	$172,627	$993	2.31
Net interest-earning assets	$123,671			$96,912
Net interest income; average interest rate spread		$5,152	3.18%		$2,591	3.03%
Net interest margin(3)			3.73			3.86

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities do not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the third quarter of 2026 totaled $658,000, up $297,000, or 82%, compared to the second quarter of 2026 mainly due to the impact of the Lakeside acquisition.

Non-interest Expense

Non-interest expense for the third quarter of 2026 totaled $4.8 million, up $2.4 million, or 101%, compared to the second quarter of 2026 largely due to the impact of the Lakeside acquisition and merger-related expenses. Merger-related expenses are primarily concentrated in data processing and communication expenses and professional fees.

Income Tax Expense

Income tax expense for the third quarter of 2026 totaled $321,000, up $169,000, or 111%, compared to the second quarter of 2026 largely due to an increase in earnings. The Company’s effective tax rate was 24.7% for the third quarter of 2026, compared to 22.5% for the second quarter of 2026.  The increase in the effective tax rate for the third quarter of 2026 was mainly due to the tax impact of non-deductible merger-related expenses.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $631.2 million in assets at September 30, 2026. Founded in 1922 as St. Landry Homestead Federal Savings Bank, Catalyst Bank has served the Acadiana region of south-central Louisiana for more than a century and recently expanded into southwest Louisiana through the acquisition of Lakeside Bank. Catalyst Bank offers commercial and retail banking products with a focus on fueling business and improving lives in the communities we serve. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-Looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,” which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. These forward-looking statements include statements regarding the integration of Lakeside, the timing and expected benefits of the planned systems conversion, anticipated cost savings and other benefits of the acquisition, future profitability and capital deployments, and the potential effects of announced economic development projects in the Company’s markets. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectations expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements include difficulties or delays in integrating Lakeside and completing the systems conversion; the failure to realize anticipated cost savings or other acquisition benefits, or delays in realizing them; integration costs exceeding expectations; disruptions of relationships with customers, employees, or vendors; diversion of management time to integration matters; delays, changes or cancellations affecting announced economic development projects or their anticipated benefits to the Company’s markets; and other factors described under “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

Catalyst Bancorp, Inc. intends to file with the SEC a definitive proxy statement and associated WHITE proxy card in connection with the solicitation of proxies for the Company's 2027 Annual Meeting. Details concerning the nominees of the Company's Board of Directors for election at the 2027 Annual Meeting will be included in the proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF CATALYST BANCORP, INC., ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE 2027 ANNUAL MEETING BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders of Catalyst Bancorp, Inc., may obtain copies of the proxy statement and other documents that are filed or will be filed by the Company with the SEC, free of charge, through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Catalyst Bancorp, Inc., with the SEC will also be available, free of charge, on the Company’s website at https://catalystbank.investorroom.com or by writing to Catalyst Bancorp, Inc., at 235 N. Court Street, Opelousas, Louisiana 70570. Catalyst Bancorp, Inc., includes website addresses in this press release for reference only. The information contained or referenced on the Company’s website and other websites mentioned in this press release are not a part of this press release and are not deemed incorporated by reference into this press release or any other public filing made with the SEC.

CONTACTS

Media and Investor Contact:

Joe Zanco

(337) 948-3033

Proxy Solicitor:

Laurel Hill Advisory Group, L.L.C.

Joe Moran / John J. DePinto, Jr.

Shareholders may call toll-free: 844-304-2265

Banks and Brokers may call collect: 516-933-3100

Email: CLST@laurelhill.com

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers will be deemed participants in the solicitation of proxies from shareholders in respect of the 2027 Annual Meeting. Information regarding the names of the Company's directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 31, 2026, and the Company's definitive proxy statement for the 2026 Annual Meeting of Shareholders filed with the SEC on April 14, 2026, including under “Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management.” To the extent holdings of such participants in the Company's securities have changed since the amounts described in the proxy statement for the 2026 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC, if and when they become available.

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)	(Unaudited)		(Unaudited)
(Dollars in thousands)	9/30/2026	6/30/2026	12/31/2025	9/30/2025
ASSETS
Non-interest-bearing cash	$9,655	$4,973	$4,132	$4,515
Interest-bearing cash and due from banks	66,017	32,009	21,073	32,756
Total cash and cash equivalents	75,672	36,982	25,205	37,271
Investment securities:
Securities available-for-sale, at fair value	103,084	46,218	50,467	44,853
Securities held-to-maturity	20,841	20,844	14,917	14,945
Loans receivable, net of unearned income	383,533	162,785	170,210	164,767
Allowance for credit losses	(5,643)	(2,185)	(2,367)	(2,397)
Loans receivable, net	377,890	160,600	167,843	162,370
Accrued interest receivable	2,143	876	907	861
Foreclosed assets	-	5	34	76
Premises and equipment, net	15,157	5,648	5,850	5,954
Stock in correspondent banks, at cost	4,564	1,976	1,139	939
Bank-owned life insurance	17,700	15,252	14,983	14,849
Goodwill	6,170	-	-	-
Core deposit intangible	5,307	-	-	-
Other assets	2,698	1,612	1,582	1,716
TOTAL ASSETS	$631,226	$290,013	$282,927	$283,834

LIABILITIES
Deposits:
Non-interest-bearing	$89,292	$35,346	$29,991	$27,617
Interest-bearing	386,254	161,043	155,283	158,755
Total deposits	475,546	196,389	185,274	186,372
Borrowings	69,963	9,786	14,732	14,693
Other liabilities	3,764	1,308	1,196	1,184
TOTAL LIABILITIES	549,273	207,483	201,202	202,249

SHAREHOLDERS' EQUITY
Common stock	41	40	41	41
Additional paid-in capital	37,129	37,051	37,363	37,997
Unallocated common stock held by benefit plans	(4,670)	(5,008)	(5,182)	(5,260)
Retained earnings	53,972	52,994	51,912	51,456
Accumulated other comprehensive loss	(4,519)	(2,547)	(2,409)	(2,649)
TOTAL SHAREHOLDERS' EQUITY	81,953	82,530	81,725	81,585
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$631,226	$290,013	$282,927	$283,834

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except per share data)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
INTEREST INCOME
Loans receivable, including fees	$5,914	$2,686	$2,816	$11,349	$8,346
Investment securities	1,182	567	345	2,271	914
Cash and due from banks	585	309	345	1,184	1,039
Other earning assets	51	22	7	82	49
Total interest income	7,732	3,584	3,513	14,886	10,348
INTEREST EXPENSE
Deposits	1,924	919	983	3,782	2,849
Borrowings	656	74	80	816	216
Total interest expense	2,580	993	1,063	4,598	3,065
Net interest income	5,152	2,591	2,450	10,288	7,283
Reversal of credit losses	(261)	(104)	(36)	(435)	(36)
Net interest income after reversal of credit losses	5,413	2,695	2,486	10,723	7,319
NON-INTEREST INCOME
Service charges on deposit accounts	437	204	172	843	571
Bank-owned life insurance	153	135	123	422	360
Loss on sale of fixed assets	-	-	(1)	-	(1)
Other	68	22	21	106	66
Total non-interest income	658	361	315	1,371	996
NON-INTEREST EXPENSE
Salaries and employee benefits	2,198	1,343	1,312	4,862	3,819
Occupancy and equipment	321	208	220	738	627
Data processing and communication	682	183	179	1,045	537
Professional fees	601	175	91	961	306
Amortization of core deposit intangible	216	-	-	216	-
Directors’ fees	133	124	123	378	354
Foreclosed assets, net	2	11	7	13	(102)
Advertising and marketing	125	47	35	205	94
Other	494	289	235	1,017	727
Total non-interest expense	4,772	2,380	2,202	9,435	6,362
Income before income tax expense	1,299	676	599	2,659	1,953
Income tax expense	321	152	110	599	357
NET INCOME	$978	$524	$489	$2,060	$1,596

Earnings per share:
Basic	$0.27	$0.15	$0.13	$0.57	$0.43
Diluted	0.27	0.14	0.13	0.56	0.43

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
EARNINGS DATA
Total interest income	$7,732	$3,584	$3,513	$14,886	$10,348
Total interest expense	2,580	993	1,063	4,598	3,065
Net interest income	5,152	2,591	2,450	10,288	7,283
Reversal of credit losses	(261)	(104)	(36)	(435)	(36)
Total non-interest income	658	361	315	1,371	996
Total non-interest expense	4,772	2,380	2,202	9,435	6,362
Income tax expense	321	152	110	599	357
Net income	$978	$524	$489	$2,060	$1,596

AVERAGE BALANCE SHEET DATA
Total loans	$355,106	$163,650	$167,032	$229,784	$166,938
Total interest-earning assets	549,482	269,539	251,004	363,976	248,959
Total assets	594,214	292,262	272,987	394,180	270,686
Total interest-bearing deposits	358,348	162,854	150,421	229,523	149,837
Total interest-bearing liabilities	425,811	172,627	161,120	259,178	159,805
Total deposits	440,059	198,754	179,825	279,877	178,795
Total shareholders' equity	82,950	82,339	81,136	82,479	80,727

SELECTED RATIOS
Return on average assets	0.65%	0.72%	0.71%	0.70%	0.79%
Return on average equity	4.68	2.55	2.39	3.34	2.64
Efficiency ratio	82.13	80.64	79.67	80.92	76.85
Net interest margin(TE)	3.73	3.86	3.88	3.78	3.92
Average equity to average assets	13.96	28.17	29.72	20.92	29.82
Common equity Tier 1 capital ratio(1)	14.97	43.37	43.95
Tier 1 leverage capital ratio(1)	10.64	26.55	27.58
Total risk-based capital ratio(1)	16.22	44.62	45.20

NON-FINANCIAL DATA
Total employees (full-time equivalent)	83	49	49
Common shares issued and outstanding, end of period	4,045,908	4,034,091	4,129,604

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended			Nine Months Ended
(Dollars in thousands)	9/30/2026	6/30/2026	9/30/2025	9/30/2026	9/30/2025
ALLOWANCE FOR CREDIT LOSSES
Loans:
Beginning balance	$2,185	$2,295	$2,431	$2,367	$2,522
ACL on purchased loans at acquisition	3,639	-	-	3,639	-
Reversal of credit losses	(189)	(109)	(32)	(333)	(42)
Charge-offs	(16)	(18)	(37)	(83)	(153)
Recoveries	24	17	35	53	70
Net recoveries (charge-offs)	8	(1)	(2)	(30)	(83)
Ending balance	$5,643	$2,185	$2,397	$5,643	$2,397

Unfunded commitments:
Beginning balance	$181	$176	$131	$211	$121
ACL on purchased commitments at acquisition	64	-	-	64	-
Provision for (reversal of) credit losses on unfunded commitments	(72)	5	(4)	(102)	6
Ending balance	$173	$181	$127	$173	$127

Total reversal of credit losses	$(261)	$(104)	$(36)	$(435)	$(36)

CREDIT QUALITY(1)
Non-accruing loans	$4,051	$2,175	$1,459
Accruing loans 90 days or more past due	377	147	364
Total non-performing loans	4,428	2,322	1,823
Foreclosed assets	-	5	76
Total non-performing assets	$4,428	$2,327	$1,899

Total non-performing loans to total loans	1.15%	1.43%	1.11%
Total non-performing assets to total assets	0.70	0.80	0.67

(1)	Credit quality data and ratios are as of the end of each period presented.

Non-GAAP Reconciliation

This news release contains financial measures that are not prepared in accordance with generally accepted accounting principles ("GAAP"). Management uses these non-GAAP financial measures as supplemental tools to evaluate the Company's operating performance and trends. The non-GAAP financial information presented herein excludes merger-related expenses, the amortization of acquired intangible assets, and intangible assets.

Management uses these measures to evaluate operating performance and believes they help investors compare results across periods affected by merger-related expenses and assess earnings relative to the Company’s tangible equity base. Management also believes these adjustments are useful to investors because they remove the impact of items that are not considered indicative of the Company's core operating performance and that may vary significantly from period to period. Accordingly, management believes that presenting financial results excluding these items enhances investors' ability to evaluate the Company's underlying operating results, compare performance across reporting periods, and assess performance relative to peers.

These non-GAAP financial measures should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP. In addition, because non-GAAP financial measures are not standardized, they may not be comparable to similarly titled measures presented by other companies. A reconciliation of the non-GAAP financial measures included herein to their most directly comparable GAAP measures is presented below.

	Three Months Ended
(Dollars in thousands, except per share data)	9/30/2026	6/30/2026	9/30/2025
Non-GAAP Reconciliation
Reported net income	$978	$524	$489
Lakeside merger-related expenses	1,003	87	-
Income tax expense impact of Lakeside merger-related expenses	(120)	14	-
Non-GAAP net income	$1,861	$625	$489
Core deposit intangible amortization	216	-	-
Income tax expense impact of core deposit intangible amortization	(45)	-	-
Non-GAAP tangible net income	$2,032	$625	$489

Reported earnings per share - diluted	$0.27	$0.14	$0.13
Lakeside merger-related expenses, net tax	0.24	0.03	-
Non-GAAP earnings per share - diluted	$0.51	$0.17	$0.13

Total shareholders' equity	$81,953	$82,530	$81,585
Intangible assets	(11,477)	-	-
Non-GAAP tangible shareholders' equity	$70,476	$82,530	$81,585

Return on average assets	0.65%	0.72%	0.71%
Lakeside merger-related expenses, net tax	0.59	0.14	-
Non-GAAP return on average assets	1.24%	0.86%	0.71%

Return on average equity	4.68%	2.55%	2.39%
Lakeside merger-related expenses, net tax	4.22	0.50	-
Intangible assets	2.15	-	-
Non-GAAP return on average tangible common equity(1)	11.05%	3.05%	2.39%
(1)	Non-GAAP return on average tangible common equity is a non-GAAP financial measure calculated by dividing annualized net income available to common shareholders, adjusted to exclude merger-related expenses and the amortization of intangible assets, by average tangible common equity. Tangible common equity is defined as total common shareholders' equity, less goodwill and other intangible assets.